Exhibit 99

                               PECO ENERGY COMPANY

                            LONG-TERM INCENTIVE PLAN

     1. Purpose. The purpose of the Plan is to encourage key employees to identify with shareholder concerns and to assist the Company in attracting and retaining highly talented employees throughout the organization.

     2. Eligibility. Awards under the Plan may be granted only to employees as selected by the Committee and non-employee directors of the Company upon whose judgment, interest and special efforts the Company is largely dependent for the successful conduct of its operations.

     3. Definitions.

          (a) "Plan" shall mean the PECO Energy Company Long-Term Incentive Plan, as amended.

          (b) "Company" shall mean PECO Energy Company, a Pennsylvania corporation, or any successor thereof, and its subsidiaries.

          (c) "Committee" shall mean the Compensation Committee of the Company's Board of Directors, consisting of two or more directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

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          (d) "Participant" shall mean any full-time salaried employee of the
Company designated by the Committee and non-employee directors to whom an award has been made.

          (e) "Award" shall mean the grant of an Option, Dividend Equivalent or Restricted Common Stock.

          (f) "Option" shall mean an option to purchase Common Stock which meets the requirements set forth in the Plan at the Option price for a specified period of time not to exceed ten years from the date of grant.

          (g) "Fair Market Stock Value" shall mean the official closing price of the Stock on the New York Stock Exchange on the date on which Fair Market Stock Value is being determined as reported on the Composite Tape for transactions on the New York Stock Exchange. In the event that there are no stock transactions on such date, the Fair Market Stock Value will be determined as of the immediately preceding date on which there were stock transactions on the New York Stock Exchange.

          (h) "Dividend Equivalent" shall mean an amount determined by multiplying the number of shares of stock subject to such Options as are selected by the Committee on the date such Option is granted by the per-share cash dividend, or the per-share Fair Market Stock Value of any dividend in other than cash, paid by the Company on its Common Stock on a dividend payment date after the date of grant.

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          (i) "Restricted Common Stock" means Common Stock delivered subject to certain restrictions as determined by the Committee.

          (j) "Performance Period" shall mean a period of not less then three or more than five years selected by the Committee for determining whether Dividend Equivalents associated with an Option shall be payable to a Participant.

          (k) "Common Stock" shall mean Common Stock of the Company.

     4. Shares Subject to the Plan. Two percent of the shares of Common Stock outstanding at the time of grant, less the number of shares of Restricted Common Stock and Common Stock subject to Options granted under the Plan during the immediately preceding four-calendar-year period, subject to the adjustment provisions of Section 15 below, may be awarded under the Plan. If any Option expires or terminates for any reason without having been exercised in full, the unpurchased shares will again be available for the purposes of the Plan. Restricted Common Stock and shares which are the subject of Options may be shares which were previously issued and outstanding and later reacquired by the Company and held in its treasury, or may be authorized but unissued shares of Common Stock, or may be partly of each.

     5. Effective Date and Termination of Plan. The effective date of the Plan is April 12, 1989, subject to ratification by the Company's shareholders. The Plan shall

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terminate on the earlier of (i) April 12, 1999 or (ii) at any such time as the
Board of Directors may determine.

     6. Administration of the Plan.

          6.1 The Plan shall be administered by the Committee.

          6.2 Subject to the terms hereof, the Committee shall have the authority to:

               (a) Interpret, construe and implement the provisions of the Plan;

               (b) Establish, amend, and rescind appropriate rules and regulations relating to the Plan;

               (c) Select the employees to whom Options, Dividend Equivalents and Restricted Common Stock will be granted;

               (d) Determine the number of Options, Dividend Equivalents and Restricted Common Stock to be awarded each employee Participant;

               (e) Establish the Option price at the time any Option is granted pursuant to Section 7.1 at not less than the Fair Market Stock Value of the Common Stock on the date on which such Option is granted;

               (f) Establish appropriate performance requirements and restrictions applicable to Dividend Equivalents granted in conjunction with an Option; and

               (g) Take all such steps and make all such determinations in connection with the Plan as it may deem necessary or advisable.

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          6.3 All determinations of the Committee shall be final and binding on the Company and all participants.

          6.4 Subject to the conditions set forth in Section 5, all current non-employee directors will receive an Option for 5,000 shares; upon election all new non-employee directors will receive an Option for 5,000 shares; and non-employee directors will receive an Option for 3,000 shares at each three year anniversary of the initial grant as long as they continue to be non-employee directors on such date. The Option price for such Options shall be the Fair Market Stock Value of the Common Stock on the date on which such Option is granted. Options granted to non-employee directors will vest immediately.

          7. Terms and Conditions of Options.

               7.1 Grant of Options. Subject to the provisions of Section 4, Options may be granted to employee Participants at any time and from time to time as may be determined by the Committee. The Committee will have complete discretion in determining the number of Options granted to each employee Participant and the number of shares of Common Stock subject to such Options.

               7.2 Option Agreement. As determined by the Committee on the date of grant, each Option will be evidenced by a stock option certificate that shall, among other things, specify the Option price, the duration of the Option and the number of shares of Common Stock to which the Option pertains.

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               7.3 Exercise and Vesting. No portion of an Option shall be exercisable unless and until the employee Participant to whom it is granted shall have completed one year of service with the Company after the date on which the Option is granted. The Committee in its sole discretion may establish any additional restrictions on the vesting of Options. Notwithstanding the foregoing, the Committee shall have the power, in the event of any merger or consolidation of any other corporation with or into the Company, or the sale of all or substantially all of the assets of the Company or an offer to purchase made by a party other than the Company to all shareholders of the Company for all or any substantial portion of the outstanding stock ("Change of Control"), to amend all outstanding Options to permit the exercise of all such Options prior to the effectiveness of any such merger, consolidation or sale or the expiration of any such offer to purchase.

               7.4 Payment. The Option price upon exercise of any Option shall be payable to the Company in full (i) in cash or its equivalent, (ii) by tendering shares of previously acquired Common Stock already owned by the participant for more than one year and having a Fair Market Stock Value at the time of exercise equal to the total Option price, (iii) by applying Dividend Equivalents payable to the Participant in accordance with Section 8 of the Plan in an amount equal to the total Option price, or (iv) by a combination of (i),
(ii) and (iii). The cash proceeds from such payment will be added to the general funds of the

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Company and shall be used for its general corporate purposes. Any shares of previously acquired Common Stock tendered to the Company in payment of the Option price will be added by the Company to its Treasury Stock to be used for its general corporate purposes.

          8. Terms and Conditions of Dividend Equivalents

               8.1 Amount of Dividend Equivalent Credited. The Committee shall designate whether an Option granted pursuant to Section 7.1 shall be credited with Dividend Equivalents. From the date of grant of Options so designated to an eligible Participant until the earlier of (i) the end of the applicable Performance Period or (ii) the date of the termination of employment for any reason including retirement, disability or death of the Participant, the Company shall credit to an account for such Participant maintained by the Company in its books and records on each date that the Company makes payment of a dividend on its Common Stock an amount equal to the Dividend Equivalent associated with such Option. The Company shall maintain in its books and records separate accounts which identify Dividend Equivalents associated with each Option granted to a Participant. No interest shall be credited to any such account.

               8.2 Payment of Credited Dividend Equivalents. Payment for all or a portion of the Dividend Equivalents credited to a Participant's account will be made subject to Board approval whenever the Committee, in its sole judgment in consideration of the Company's performance over the applicable Performance Period,

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recommends that such payment be made. Any Dividend Equivalents not paid to a Participant shall revert to the Company for its use.

               8.3 Timing of Payment of Dividend Equivalents. Except as otherwise recommended by the Committee and approved by the Board in the event of the (i) termination of an Option prior to exercise pursuant to Sections 12, 13 or 14 hereof, or (ii) acceleration of the exercise date of an Option pursuant to
Section 7.3 hereof, no payments of Dividend Equivalents associated with any Option shall be made prior to the end of the applicable Performance Period. As soon as practicable after the end of such Performance Period, and unless a Participant shall have made an election under Section 8.5 to defer receipt of any portion of such amount, a Participant shall receive 100% of the aggregate amount of Dividend Equivalents payable.

               8.4 Form of Payment for Dividend Equivalents. The Company's obligation in respect of payment of Dividend Equivalents shall be paid solely in cash.

               8.5 Deferral of Dividend Equivalents. A Participant shall have the right to defer receipt of any Dividend Equivalent payments associated with an Option pursuant to the terms of the Company's Deferred Compensation and Supplemental Pension Benefit Plan. A deferral will be effective only if the Participant shall irrevocably elect to do so on or prior to December 31 of the year preceding the beginning of the last full year of the applicable Performance Period (or such other time as

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the Committee shall determine is appropriate to make such deferral effective under the applicable requirements of Federal tax laws.) All deferrals shall be made on a form provided a Participant for this purpose.

               8.6 If the Participant dies prior to payment of his or her Dividend Equivalents, the Dividend Equivalents due such Participant will be paid to (i) a beneficiary designated by the Participant on a form prescribed by and received by the Committee prior to the Participant's death or (ii) if there is no properly designated beneficiary, to the Participant's estate.

          9. Terms and Conditions of Restricted Common Stock

               9.1 Any shares of Restricted Common Stock awarded will be subject to such restrictions as the Committee may determine for an Award period of at least 12 months as may be determined for each Award by the Committee. During the Award period, the shares may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of by the Participant. However, the Participant may give the shares, subject to all restrictions, to the Participant's spouse, child, stepchild, grandchild, parent, sibling or legal dependent, or to a trust of which the beneficiary of the corpus and the income shall be one or more of such persons and/or the Participant.

               9.2 Shares of Restricted Common Stock shall be issued in the name of the Participant and deposited with the Treasurer of the Company until such shares are vested and transferable.

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               9.3 The Participant shall have full voting rights and dividend rights with respect to the shares of Restricted Common Stock.

               9.4 If the Participant is employed by the Company when the restrictions established by the Committee lapse, the Participant will become fully vested and the shares will be distributed.

               9.5 Generally, if the Participant's employment is terminated prior to the last day of restrictions for any reason other than Participant's retirement pursuant to a retirement plan of the Company, disability or the Participant's death, all rights with respect to such Restricted Common Stock shall be FORFEITED to the Company.

               9.6 If the Participant dies prior to the lapse of restrictions relating to an Award under the Plan to which the Participant is entitled, the Award will be distributed in one or more installments as the Committee may determine to (i) a beneficiary designated by the Participant on a form prescribed by and received by the Committee prior to the Participant's death or
(ii) if there is no properly designated beneficiary, to the Participant's estate.

               9.7 A forfeiture of shares of Restricted Common Stock shall affect a complete forfeiture of voting rights, dividend rights and all other rights relating to the Award or grant as of the date of forfeiture.

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               9.8 The Committee may provide for the withholding of shares of
Restricted Common Stock to pay required withholding taxes or allow a Participant to pay the Company funds sufficient to satisfy such withholding requirements.

               9.9 If there is a Change of Control, the distribution of Restricted Common Stock will be accelerated to prior to the effectiveness of any such merger, consolidation or sale or the expiration of any such offer to purchase.

          10. Written Notice, Issuance of Stock Certificates, Shareholder Privileges and Partial Exercise.

               10.1 Written Notice. A Participant wishing to exercise an Option must give written notice to the Company in the form and manner prescribed by the Committee, indicating the date of award, the number of shares as to which the Option is being exercised, and such other information as may be required by the Committee. Full payment for the shares exercised pursuant to the Option must accompany the written notice. Except as provided in Sections 12, 13 and 14, no Option may be exercised at any time unless the Participant is then an employee or a non-employee director of the Company.

               10.2 Issuance of Stock Certificates. As soon as practicable after the receipt of written notice and payment, the Company will, without stock transfer taxes to the Participant or to any other person entitled to exercise an Option pursuant to this Plan, deliver to the Participant or such other person a

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certificate or certificates for the requisite number of shares of stock.

               10.3 Privileges of a Shareholder. A Participant or any other person entitled to exercise an Option under this Plan will have no rights as a shareholder with respect to any Common stock covered by the Option until the date of issuance of a share certificate for such Common Stock.

               10.4 Partial Exercise. An Option granted under this Plan may be exercised as to any lesser number of shares than the full amount for which it could be exercised. Such a partial exercise of an Option will not affect the right to exercise the Option from time to time in accordance with this Plan as to the remaining shares subject to the Option.

          11. Nontransferability of Options. No Option granted under the Plan shall be transferable otherwise than by will or the laws of descent and distribution, and an Option may be exercised, during the lifetime of the Participant, only by the Participant.

          12. Termination of Employment (Other than by Reason of Death or Disability). Each Option, to the extent that it has not previously been exercised, will terminate when the Participant holding such Option (while living) ceases to be an employee or a non-employee director of the Company, unless such cessation of employment or service is for the convenience of the Company or due to retirement under one of the Company's retirement plans, in which event the Option will terminate 90 days after the

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Participant's official retirement date. During such 90-day period, the Option will be exercisable to the extent exercisable as of the Participant's official retirement date; provided, however, that in no event may an Option be exercised after the expiration of its stated term. Options which were not exercisable as of a Participant's official retirement date will be forfeited as of such date and may not thereafter be exercised. The Committee will have authority, subject to applicable law, to determine whether an authorized leave of absence or absence on military or governmental service will constitute a severance of employment or service for the purposes of this Plan. The Committee shall have sole discretion to determine the effect of any change in the duties and responsibilities of a Participant while that Participant continues to be an employee of the Company on Options granted under this Plan which are not then exercisable and on Dividend Equivalents not then payable under Section 8.3 of the Plan.

          13. Disability. If a Participant's employment with the Company or service as a non-employee director terminates by reason of disability (as defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as it may be amended or any successor statute), the Option, to the extent exercisable as of the date of such termination, will be exercisable at any time prior to the earlier of (i) the expiration date of the Option, or (ii) the expiration of 90 days following the date of such termination. Options which were not exercisable as of the date

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of such termination of employment will be forfeited and may not thereafter be exercised.

          14. Death of Participant. In the event of the death of a Participant
(i) while employed by the Company or while serving as a non-employee director,
(ii) within the 90-day period specified in Section 12 after cessation of employment or service for the convenience of the Company or a subsidiary, or
(iii) within the 90-day period specified in Section 12 after cessation of employment or service by reason of retirement under one of the Company's retirement plans, the Options theretofore granted to such Participant may be exercised by the estate of the Participant or by any person to whom the Participant may have bequeathed the Options or whom the Participant may have designated to exercise the same under the Participant's last will, or by the Participant's personal representatives if the Participant has died intestate, at any time within a period of one year after the Participant's death, but not after the expiration date of such Option, and in all cases only if and to the extent that the Participant was entitled to exercise the Option at the time of the Participant's death.

          15. Adjustment of Number and Price of Shares. In the event of any stock dividend on the Common Stock, or if there is any recapitalization of the Company affecting the Common Stock resulting from any merger, consolidation or other reorganization of the Company, or in the event of any split-up or combination of shares of the Common Stock or in the event of any spinoff,

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spinout or other distribution of assets to shareholders, appropriate adjustment will be made by the Committee in the aggregate number of shares which may thereafter be offered under this Plan, in the maximum number of shares for which Awards may be granted to any one Participant, and in the number of shares or the Option price specified in any Options then outstanding. Adjustments will be made in such manner as the Committee in its discretion determines to be equitable, and such determination will be conclusive for all purposes of the Plan and of each Award.

          16. Limitation of Rights. Nothing in this Plan shall be construed to give an employee of the Company any right to be granted an Award except as may be authorized in the discretion of the Committee. The granting of an Award under this Plan shall not constitute or be evidence of any agreement or understanding, expressed or implied, that the Company will employ a Participant for any specified period of time, in any specific position or at any particular rate or remuneration, or that the Company will retain a Participant as a director for any period of time.

          17. Amendment or Termination of Plan. The Committee may at any time and from time to time, alter, amend, suspend or terminate this Plan; provided, however, that (i) the Committee may not, without further approval of the shareholders, increase (other than by adjustment provided for by Section 15 above) the maximum number of shares as to which Awards may be granted under this Plan or extend the maximum period after grant during which

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Options may be exercised under this Plan or extend the maximum period after grant during which Options may be exercised or postpone the date fixed for termination of the Plan and (ii) Section 6.4 of this Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. No termination or amendment of this Plan may, without the consent of the Participant to whom any Award has previously been granted, adversely affect the rights of such Participant under such Award.

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